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FOUNDED 1866

October 11, 2007

ING USA Annuity and Life Insurance Company 1475 Dunwoody Drive, Suite 400 West Chester, Pennsylvania 19380-1478

Re: ING USA Global Funding Trust 5 $750,000,000 Secured Medium-Term Notes due 2009

Ladies and Gentlemen:

     This opinion letter is delivered to you in connection with the issuance by ING USA Global Funding Trust 5 (the “Trust”) of $750,000,000 aggregate principal amount of the Trust’s floating rate Secured Medium-Term Notes due 2009 (the “Notes”), related to funding agreement No. RMTN-5 (the “Funding Agreement”) executed by ING USA Annuity and Life Insurance Company, an Iowa insurance company (“ING USA”). The Trust was formed on October 9, 2007 (the “Formation Date”) and the Notes will be issued on October 11, 2007.

     We have acted as special tax counsel to ING USA in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by ING USA, of a Registration Statement on Form S-3 (File No. 333-123457) on March 18, 2005, as amended by Amendment No. 1 filed with the Commission on April 22, 2005, Amendment No. 2 filed with the Commission on May 17, 2005, Post-Effective Amendment No. 1 filed with the Commission on June 16, 2006 and Post-Effective Amendment No. 2 filed with the Commission on September 8, 2006 (including the documents incorporated by reference therein, the “Registration Statement”), including (i) a prospectus (including the documents incorporated by reference therein, the “Prospectus”) relating to secured medium-term notes to be issued from time to time by newly established separate and distinct special purpose common law trusts, each of which will be formed in a jurisdiction located in the United States specified in the applicable pricing supplement to the Prospectus and (ii) a prospectus supplement to the Prospectus relating to secured medium-term notes to be issued from time to time by the trusts primarily to institutional investors (the “Institutional Prospectus Supplement”). The Registration Statement was declared effective by the Commission on September 12, 2006.

     The Registration Statement provides for: (i) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign currencies, aggregate principal amount of notes to be issued by the trusts, with each trust to issue its notes pursuant to an indenture to be entered into between such trust and an indenture trustee specified in the applicable indenture, substantially in the form filed as an exhibit to the Registration Statement and (ii) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign currencies, of ING

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ING USA Annuity and Life Insurance Company October 11, 2007 Page 2

USA’s funding agreements (each in substantially the form filed as an exhibit to the Registration Statement) to be sold to the trusts in connection with the issuance and sale of notes.

     In furnishing this opinion letter, we have reviewed: (i) the Registration Statement, the Prospectus, the Institutional Prospectus Supplement and the pricing supplement dated October 9, 2007 relating to the Notes (the “Pricing Supplement”), (ii) the trust agreement, dated as of the date of the Pricing Supplement (the “Trust Agreement”), which adopts and incorporates the standard trust terms, dated as of September 8, 2006, between U.S. Bank National Association, as trustee and GSS Holdings II, Inc., as trust beneficial owner, (iii) the indenture, dated as of October 11, 2007 (the “Indenture”), which adopts and incorporates the standard indenture terms, dated as of September 8, 2006, between Citibank, N.A., as indenture trustee, and the Trust, (iv) the distribution agreement, dated September 12, 2006 entered into by and among ING USA and the agents named therein, acknowledged and agreed to by the Trust pursuant to the terms agreement, dated as of the date of the Pricing Supplement, executed by the Trust through the execution of the Omnibus Instrument (defined below), (v) the omnibus instrument, dated as of October 9, 2007 (the “Omnibus Instrument”), that includes the Trust Agreement and the Indenture executed in connection with the creation of the Trust and the issuance by the Trust of the Notes, (vi) the closing instrument, dated as of October 11, 2007, (vii) the Notes and (viii) the Funding Agreement. We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such other agreements, documents, certificates and other statements of governmental officials and other instruments, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant or necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the authentic original documents of all documents submitted to us as copies. We have also assumed that the transactions described in the Registration Statement are performed in the manner described therein.

     Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, the discussion set forth in the Institutional Prospectus Supplement under the heading “Material United States Federal Income Tax Considerations,” to the extent describing matters of United States federal income tax law or legal conclusions with respect thereto, is our opinion.

     In rendering the opinion set forth above, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder by the United States Treasury Department (the “Regulations”), pertinent judicial authorities, rulings and other administrative interpretations of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial authorities, rulings, and administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinion stated herein.

ING USA Annuity and Life Insurance Company October 11, 2007 Page 3

     We express no opinion concerning federal income tax matters relating to the above-described transaction except as expressly set forth above. In addition, we express no opinions concerning the application of any state, local, or foreign tax laws.

     This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion and statements set forth above, including any changes in applicable law which may hereafter occur.

     We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K filed with the Commission by ING USA in connection with the issuance and sale of the Notes, incorporated by reference in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Sidley Austin LLP